N E W S B U L L E T I N	Med-Design Corporation 2810 Bunsen Avenue Ventura, CA 93003
Nasdaq: MEDC

FOR FURTHER INFORMATION:

AT THE COMPANY Larry Ellis Chief Financial Officer (805) 339-0375	David Dowsett Acting Chief Executive Officer (805) 339-0375	FOR MEDIA Denise Portner Tierney Communications (215) 790-4395

FOR IMMEDIATE RELEASE
September 19, 2005
The Med-Design Corporation Announces Receipt of Nasdaq Letter of Non-Compliance and Delisting
Ventura, CA (September 19, 2005) —The Med-Design Corporation (the “Company”) (NASDAQ: MEDC), announced today that the Company has received a letter from the Nasdaq Stock Market indicating that the Company has not achieved compliance with the requirement for continued listing under Marketplace Rule 4450(a)(5). As previously reported, on March 16, 2005, Nasdaq notified the Company that the bid price of its common stock had closed at less than $1.00 per share for 30 consecutive business days and, in accordance with Marketplace Rule 4450(e)(2), the Company had 180 days to regain compliance. Since the Company has not regained compliance within the specified time period, its securities are subject to delisting from The Nasdaq National Market on September 22, 2005. The Company plans to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. A hearing request will stay the delisting of the Company’s securities pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.
For more information on The Med-Design Corporation, please visit www.med-design.com.